UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

THE EMPIRE DISTRICT ELECTRIC COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

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Filed by The Empire District Electric Company
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: The Empire District Electric Company
Commission File No.: 1-3368

On March 17, 2016, the following Employee Information Guide was provided to employees of The Empire District Electric Company:

Employee Information Guide — Regulatory Filings Update 03/16/16

Merger application filings were made yesterday, March 16, with regulatory agencies in Missouri, Kansas, Oklahoma, Arkansas and the Federal Energy Regulatory Commission.  To keep employees informed, we’ve developed some additional Q&A related to the filings.

What is the timeline for regulatory approval of the merger application?

The timing for review is different for each regulatory agency; however, the application seeks completion of all regulatory approvals by the end of 2016 and plans for a transaction closing by January 31, 2017.

Are there any concerns about obtaining approval due to foreign ownership?

Liberty Utilities is a US Corporation already operating in several states in the US and they have successfully received regulatory approval for every transaction they have entered into to date.

Where are we in the transition planning process?

Empire and Liberty Utilities are currently evaluating each other’s capabilities, strengths, functions, systems, processes and policies to determine opportunities for efficiencies.  As we work through the preliminary stages of transition planning more information will be made available.

The application proposed $2.2 million in savings which will likely emerge through employee attrition.  Will there be a hiring freeze after the merger closes?  Will this reduce service levels?

No.  In the filing, Liberty Utilities has reaffirmed its commitment to retain Empire employees and maintain service metrics.  This transaction is not about involuntary employee reductions or reductions to service levels.  Any savings would be realized through natural attrition as a result of efficiencies gained across the Liberty Utilities and Empire organization.

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of Empire for their consideration.  In connection with the transaction, Empire will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that Empire may send to its shareholders in connection with the proposed transaction. EMPIRE SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EMPIRE AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website at www.sec.gov, at Empire’s website at www.empiredistrict.com or by sending a written request to Corporate Secretary, The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri 64801.

Participants in the Solicitation

Empire and its directors and executive officers are deemed to be participants in any solicitation of Empire shareholders in connection with the proposed transaction. Information about Empire’s directors and executive officers is available in Empire’s definitive proxy statement, filed March 16, 2016, in connection with its 2016 annual meeting of shareholders, and in Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.